Exhibit h(vii) under Form N-1A
                                           Exhibit 10 under Item 601/ Reg. S-K

                              MTB GROUP OF FUNDS

                          Shareholder Services Plan

      This Shareholder Services Plan ("Plan"), as adopted on December 9, 2004, by the Board of Trustees ("Board") of MTB Group of Funds (the "Fund"), a Delaware business trust with respect to certain classes of shares ("Classes") of the portfolios of the Fund set forth in exhibits hereto. This Plan is effective on May 1, 2005.

1. This Plan is adopted to allow the Fund to make payments as contemplated herein to obtain certain personal services for shareholders and/or the maintenance of shareholder accounts ("Services").

2. This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons ("Providers") for providing services to the Fund and its shareholders. The Plan will be administered by Federated Services Company, ("FSCo"). In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee in respect of the Classes set forth on the applicable exhibit, computed at the annual rate not to exceed .10 of 1% of the average aggregate net asset value of the shares of such Classes of the Fund held during the month.

3. Any payments made by the Funds to any Provider pursuant to this Plan will be made pursuant to the "Shareholder Services Agreement" entered into by FSCo on behalf of the Fund and the Provider or such other agreement that is approved by the Board of the Fund.

4. The Fund has the right (i) to select, in its sole discretion, the Providers to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Shareholder Services Agreement.

5. Quarterly in each year that this Plan remains in effect, FSCo shall prepare and furnish to the Board of the Fund, and the Board shall review, a written report of the amounts expended under the Plan.

6. This Plan shall become effective with respect to each Class (i) after approval by majority votes of: (a) the Fund's Board; and (b) the Disinterested Trustees of the Fund; and (ii) upon execution of an exhibit adopting this Plan.

7. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Fund and of the Disinterested Trustees.

8. This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Trustees; or (b) a vote of a majority of the outstanding voting securities of the Fund as defined in Section 2(a)(42) of the Act.

9. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 8 herein.


10. The execution and delivery of this Plan have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Plan are not binding upon any of the Trustees or shareholders of the Trust, but bind only the appropriate property of the Fund, or Class, as provided in the Declaration of Trust.

11. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

      Witness the due execution hereof this 22nd day of February, 2005.

                                    MTB Group of Funds


                                    By:  /s/ Beth S. Broderick
                                       ---------------------------
                                    Name:  Beth S. Broderick
                                    Title:  Vice President

                                  EXHIBIT A
                       to Shareholder Services Plan of
                            the MTB Group of Funds
                              dated May 1, 2005


                                 Portfolios:

                         MTB Large Cap Growth Fund II
                         MTB Large Cap Value Fund II
              MTB Managed Allocation Fund - Aggressive Growth II
             MTB Managed Allocation Fund - Conservative Growth II
               MTB Managed Allocation Fund - Moderate Growth II


                                    MTB GROUP OF FUNDS

                                    By:  /s/ Beth S. Broderick
                                       ---------------------------
                                    Name:  Beth S. Broderick
                                    Title:   Vice President